UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Kansas City Life Insurance Company

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KANSAS CITY LIFE INSURANCE COMPANY

3520 Broadway

Kansas City, Missouri

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2011

The Annual Meeting of Stockholders of Kansas City Life Insurance Company will be held at the Company’s Home Office, 3520 Broadway, Kansas City, Missouri on April 21, 2011 at 9:00 a.m. for the following purposes:

(1)	To elect five (5) directors for a term of three (3) years.

(2)	To consider and vote upon an advisory resolution on executive compensation.

(3)	To consider and provide an advisory vote on the frequency of future advisory votes on executive compensation.

(4)	To transact such other business as may properly come before the meeting.

The close of business at 4:15 p.m., March 7, 2011 has been fixed as the date of record for determining stockholders entitled to vote at the meeting, or any adjournment thereof, and only stockholders of record on said date are entitled to vote at the meeting. The stock transfer books of the Company will remain open. All stockholders are urged to attend the meeting in person or by proxy. If you do not expect to attend the meeting, you are requested by Management to date, fill in, sign and return the enclosed proxy promptly. A postage-paid envelope is enclosed for your convenience. Your attention is directed to the Proxy Statement printed on the following pages, which is being mailed to shareholders on March 24, 2011.

/s/ A. Craig Mason, Jr.	/s/ R. Philip Bixby
A. Craig Mason, Jr. Vice President, General Counsel and Secretary	R. Philip Bixby President, CEO and Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 21, 2011:

Kansas City Life Insurance Company’s 2011 Proxy Statement, Proxy Card and Annual Report for the year ended December 31, 2010 are available at http://www.kclife.com/proxy_materials

KANSAS CITY LIFE INSURANCE COMPANY

Kansas City, Missouri

PROXY STATEMENT

The enclosed proxy is solicited by and on behalf of the Board of Directors of Kansas City Life Insurance Company (hereinafter called the “Company”), for use in connection with the Annual Meeting of Stockholders on April 21, 2011, at the principal office of the Company, 3520 Broadway, Kansas City, Missouri. The matters to be considered and acted upon at such meeting are (1) to elect five directors for a term of three years, (2) to consider and vote upon an advisory resolution regarding executive compensation, (3) to consider and provide an advisory vote on the frequency of future advisory votes on executive compensation, and (4) to transact such other business as may properly come before the meeting or any adjournment thereof. Management does not intend to bring before the meeting any business other than the matters set forth above and knows of no other matters that may be brought before the meeting. However, if any other matters properly come before the meeting, or any adjournment or adjournments thereof, including procedural matters arising during the course thereof, the persons named in the enclosed proxy will vote the proxy according to their judgment on such matters, to the extent such proxies are not limited to the contrary.

Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting and, where the stockholder giving the proxy specifies a choice by means of the ballot space provided in the form of proxy, the shares will be voted in accordance with the specification so made. If no direction is given by the stockholder, the proxy will be voted in the manner specified on the accompanying form of proxy. Any proxy delivered pursuant to this solicitation is revocable by the person executing the proxy at any time before it is exercised.

If you wish to submit a proposal for inclusion in our next Proxy Statement, we must receive the proposal on or before December 1, 2011 and you must comply with applicable SEC and NASDAQ Capital Market rules and our Bylaws.

Under our Bylaws, if you wish to bring other business before the stockholders at our 2011 Annual Meeting without including your proposal in our Proxy Statement, you must notify the Corporate Secretary of Kansas City Life Insurance Company in writing on or before March 19, 2011 and your notice must contain the specific information required in our Bylaws. These two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our Proxy Statement.

The Company has authorized 36,000,000 shares of $1.25 par value common stock. As of January 31, 2011, 7,029,590 shares were held as treasury Stock and 11,467,090 were issued and outstanding. Each outstanding share of stock is entitled to one vote, and stockholders of record as of the close of business on March 7, 2011 shall be the stockholders entitled to vote at the meeting. In election of directors, stockholders have cumulative voting rights under Missouri law. This means each stockholder has a number of votes determined by multiplying the number of shares he or she is entitled to vote by the number of directors to be elected. This total number of votes may be voted for one nominee or distributed among several nominees.

ANNUAL REPORT

The Annual Report for 2010 and the Form 10-K are enclosed with this Proxy Statement.

SECURITY OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2010 concerning each director and director nominee, each named executive officer listed in the Summary Compensation Table and each person or group owning more than five percent of the outstanding shares of the Company’s $1.25 par value common stock (“common stock”) on the date indicated. The common stock is the Company’s only class of voting securities. As described in the notes to the table set forth below, certain named persons share the power of voting and disposition with respect to certain shares of common stock. Consequently, such shares are shown as being beneficially owned by more than one person.

Name and Address	Shares Beneficially Owned		Percent of Class
5% Beneficial Owners:

Angeline I. Bixby 307 Birch Lane Pine Mountain, GA 31822	2,358,340 395,785 353,688	(3)(7)(10) (7)(13) (7)(17)	27.1

JRB Interests, Ltd. 3520 Broadway Kansas City, MO 64111-2565	2,966,312	(4)(7)	25.9

Lee M. Vogel 3810 N. Mulberry Dr. #202 Kansas City MO 64116	7,135,956	(4)(5)(7)	62.2

Mark A. Milton, Tracy W. Knapp, and Charles R. Duffy, Jr. Trustees of the Kansas City Life Insurance Company Savings and Profit Sharing Plan and the Kansas City Life Employee Stock Plan 3520 Broadway Kansas City, MO 64111-2565	617,783	(1)	5.4

The Midwest Trust Company of Missouri 442 W. 47th Street Kansas City, MO 64112	2,960,932	(6)	25.8

Nancy Bixby Hudson 425 Baldwin Creek Rd. Lander, WY 82520	2,966,312 331,566	(4)(7)(14) (8)	28.8

WEB Interest, Ltd. 3520 Broadway Kansas City, MO 64111-2565	2,358,340	(2)(7)	20.6

R. Philip Bixby 3520 Broadway Kansas City, MO 64111-2565	2,358,340 29,937 395,785 328,807	(7)(10)(15) (9) (7)(13) (7)(16)	27.1

Walter E. Bixby 3520 Broadway Kansas City, MO 64111-2565	2,358,340 16,497 395,785 374,888	(7)(10)(11) (9) (7)(13) (7)(12)	27.4

Name and Address	Shares Beneficially Owned		Percent of Class
Directors and Executive Officers:
Kevin G. Barth 13217 Granada Dr. Leawood, KS 66209	0		*

William R. Blessing 11708 Manor Leawood, KS 66211	100		*

Michael Braude 5319 Mission Woods Terr. Shawnee Mission, KS 66205	1,100		*

James T. Carr 3831 W. 57th Terr. Fairway, KS 66205	100		*

John C. Cozad 21550 Highway 92 Platte City, MO 64079	100		*

Charles R. Duffy 3520 Broadway Kansas City, MO 64111	643	(9)	*

Richard L. Finn 10106 NW 74th St. Weatherby Lake, MO 64152	24		*

Daryl D. Jensen 2143 Old Port Dr. Olympia, WA 98502	939		*

Tracy W. Knapp 3520 Broadway Kansas City, MO 64111	12,142	(9)	*

Donald E. Krebs 3520 Broadway Kansas City, MO 64111	4,544	(9)	*

Cecil R. Miller 12215 Ash Overland Park, KS 66209	100		*

Mark A. Milton 3520 Broadway Kansas City, MO 64111	7,957	(9)	*

Bradford T. Nordholm 90 S. Connecticut Ave. Greenwich, CT 06830	250		*

William A. Schalekamp 3418 W. 64th St. Mission Hills, KS 66208	6 9,153	(9)	*

All directors, director nominees, executive officers as a group (17 Persons)	6,839,290		59.6

*	Less than 1%.

(1)	Trustees have the power to sell Plan assets. Participants may instruct the Trustees how to vote their shares.
(2)

The WEB Interests, Ltd. is a Texas limited partnership (the “WEB Partnership”). Each partner of the WEB Partnership has the power to dispose of that number of shares of Common Stock owned by the WEB Partnership which equals such partner’s proportionate interest in the WEB Partnership.

(3)

Includes (a) shares for which Ms. Bixby, as an individual general partner of the WEB Partnership, has the sole power to dispose of 181 shares; and (b) 194,724 shares for which Ms. Bixby as the sole trustee of the Angeline I. Bixby GST Trust and the Issue Trust for Angeline I. Bixby, which trusts are limited partners of the WEB Partnership, has the power of disposition.

(4)

The JRB Interests, Ltd. is a Texas limited partnership (the “JRB Partnership”). Each partner of the JRB Partnership has the power to dispose of that number of shares of Common Stock owned by the JRB Partnership which equals such partner’s proportionate interest in the JRB Partnership.

(5)

Includes 2,966,312 shares for which Lee M. Vogel (“Mr. Vogel”), as a general partner of the JRB Partnership, shares the power of disposition. Of these shares, Mr. Vogel: (a) as a general partner of the JRB Partnership, in his individual capacity, has an indirect pecuniary interest in 195 shares; and (b) as a co-trustee (with The Midwest Trust Company of Missouri) of the Issue Trust for Lee M. Vogel, a limited partner of the JRB Partnership, shares the power to dispose of 1,018,844 shares. Mr. Vogel disclaims pecuniary interest in all but 1,947,273 shares owned by the Partnership. Also includes 7,098 shares beneficially owned by Mr. Vogel as sole trustee of the Lee M. Vogel Revocable Trust dated March 15, 2005.

(6)

The Midwest Trust Company of Missouri shares the power to dispose of (a) 1,942,088 shares with Nancy Bixby Hudson, as co-trustees of the Nancy Bixby Hudson GST Trust and the Issue Trust for Nancy Bixby Hudson, which trusts are limited partners of the JRB Partnership; and (b) 1,018,844 shares with Lee M. Vogel, as co-trustees of the Issue Trust for Lee M. Vogel, a limited partner of the JRB Partnership.

(7)

As reported on a Schedule 13D filed by the Bixby Family Group with the Securities and Exchange Commission on November 2, 2004, the sole voting power for all shares described herein is held by Lee M. Vogel pursuant to a Voting Agreement dated October 31, 2004. Mr. Vogel has the sole voting power for 7,135,956 shares.

(8)	Nancy Bixby Hudson, as sole trustee of the Nancy Bixby Hudson Trust dated December 11, 1997, has the sole power to dispose of these shares.
(9)	Approximate beneficial interest in shares held by the Trustees of Kansas City Life Insurance Company employee benefit plans. Participants have the power to vote the shares held in their account.
(10)

As general partners of the WEB Interests, Ltd., a Texas limited partnership (the “WEB Partnership”), Walter E. Bixby, R. Philip Bixby and Angeline I. Bixby share the power to dispose of these shares, which are owned by the WEB Partnership. As general partners, in their capacity as co-trustees of the WEB Trust, Walter E. Bixby, R. Philip Bixby and Angeline I. Bixby share the power to dispose of 2,358,340 of these shares.

(11)

Includes (a) 181 shares for which Walter E. Bixby, as an individual general partner of the WEB Partnership, has the sole power of disposition; and (b) 194,724 shares for which Mr. Bixby, as the sole trustee of the Walter E. Bixby, III GST Trust and the Issue Trust for Walter E. Bixby, III, which trusts are limited partners of the WEB Partnership, has the power of disposition.

(12)

Includes (a) 344,785 shares which Walter E. Bixby owns directly and has the sole power of disposition; and (b) 30,103 shares for which Mr. Bixby, as custodian for certain of his minor nieces and nephews, has the sole power of disposition.

(13)

These shares are held in the Walter E. Bixby Descendants Trust. R. Philip Bixby, Walter E. Bixby and Angeline I. Bixby are the co-trustees of this trust and share the power to dispose of these shares. The terms of the trust restrict the transfer of these shares.

(14)

Includes 2,966,312 shares for which Nancy Bixby Hudson, as a general partner of JRB Interests, Ltd., a Texas limited partnership (the “JRB Partnership”), shares with the other general partners of the JRB Partnership, the power of disposition of these shares, which are owned by the JRB Partnership. Ms. Hudson (a) as a general partner of the JRB Partnership, has sole power to dispose of 195 of these shares; and (b) as a co-trustee (with The Midwest Trust Company of Missouri) of the Nancy Bixby Hudson GST Trust and the Issue Trust for Nancy Bixby Hudson, which trusts are limited partners of the JRB Partnership, shares the power to dispose of 1,942,088 of these shares. Ms. Hudson disclaims pecuniary interest in 1,024,029 shares owned by the Partnership.
(15)

Includes (a) 181 shares for which R. Philip Bixby, as an individual general partner of the WEB Partnership, has the sole power of disposition; and (b) 194,724 shares for which Mr. Bixby, as sole trustee of the R. Philip Bixby GST Trust and the Issue Trust for R. Philip Bixby, which trusts are limited partners of the WEB Partnership, has the power of disposition.

(16)	Shares which R. Philip Bixby owns directly and has the sole power of disposition.
(17)	Shares which Angeline I. Bixby owns directly and has the sole power of disposition.

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed proxy form to vote such proxy for the election of the candidates listed hereafter, for the term indicated. If for any reason a nominee shall become unavailable for election, the persons named in the enclosed proxy will vote for such substituted nominee or nominees as are selected by the Board of Directors pursuant to the Company’s Bylaws.

INFORMATION CONCERNING DIRECTORS

The Board is authorized for 15 directors divided into three classes serving staggered terms of three years. Information about the Company’s directors and nominees is set forth below.

The Board has a Nominating Committee that evaluates candidates for nomination to the Board. Each candidate is reviewed with the understanding that the Company and its subsidiaries are primarily engaged in the insurance and financial services industry. The industry is highly regulated. Due to the nature of the insurance business, the Company has a large asset base with a significant investment portfolio. The Company also has a voting group that controls a majority of the shares of the Company. Candidates are sought for the Board who will strengthen the Company with experience or perspectives that fit the business and structure in which it operates.

In evaluating the candidates, the Nominating Committee complies with the applicable requirements for directors under the standards promulgated by the Securities and Exchange Commission and the listing standards of the NASDAQ Capital Market. The Nominating Committee may also take other factors and criteria into consideration, as it deems appropriate, including the candidate’s knowledge, expertise, skills, integrity, diversity, judgment, business or other experience, and reputation in the business community. The Nominating Committee may, but is not required to, consider candidates suggested by management, other members of the Board, or shareholders.

While the Nominating Committee includes diversity among the factors and criteria it considers in nominating a candidate, the Company does not maintain a formal policy with regard to diversity of directors serving on its Board.

CANDIDATES NOMINATED BY THE BOARD FOR A THREE YEAR TERM

Walter E. Bixby (Age 52) Member of the: • Executive Committee • Nominating Committee

Mr. Bixby has been a Director of the Company since 1996.

Mr. Bixby is Vice Chairman of the Board. He was elected Assistant Vice President of the Company in 1985; Vice President, Marketing in 1990; Vice President Marketing Operations in 1992 and President of Old American, a subsidiary, in 1996. Mr. Bixby is the brother of R. Philip Bixby and the cousin of Nancy Bixby Hudson. He also serves as a Director of Sunset Life, Old American and Sunset Financial Services, subsidiaries. The Bixby family has led the Company for over 70 years, and Mr. Bixby is a member of the current voting group. Mr. Bixby has worked in various roles at the Company during his 27 years with the Company. He brings significant industry and company experience to the Board, and brings a balance of judgment both as an employee of the Company and as a significant shareholder.

Kevin G. Barth (Age 50)

Mr. Barth has been a Director of the Company since 2008.

Mr. Barth has served as President, COO and Senior Lender for Commerce Bank, Kansas City, since April 2000. He is a member of the Executive Committee, the Senior Loan Committee, the Board of Directors and is Executive Vice President, Commerce Bancshares, NA. He is also a Director of the Kansas City Area Development Council and the Economic Development Corporation of Kansas City. Mr. Barth brings important financial experience to the Board and strong experience in the financial services industry. His broad experience in investments and lending provide him critical skills used to assist the Board to evaluate the Company’s investment strategy and its current portfolio.

James T. Carr (Age 44)

Mr. Carr is the President and Chief Executive Officer of the National Association of Intercollegiate Athletics, and has served in that position since September 2006. Mr. Carr joined the NAIA in 1998 as managing director and general counsel and became chief operating officer and general counsel in 2000. Mr. Carr sits on the board of directors for the Champions of Character Foundation, Missouri Bank and Trust and the Police Athletic League. Mr. Carr brings important management and character-building experience to the Board coupled with strong revenue building experience.

Nancy Bixby Hudson (Age 58)

Ms. Hudson has been a Director of the Company since 1996.

Ms. Hudson is an investor, and is the cousin of R. Philip Bixby and Walter E. Bixby. She also serves as a Director of Sunset Life and Old American, subsidiaries. The Bixby family has led the Company for over 70 years, and Ms. Hudson is a member of the current voting group. Ms. Hudson is a rancher and investor, and brings a unique perspective and broader balance to the Board. Her experience allows for a strong shareholder voice that respects the history and tradition of the Company.

William A. Schalekamp (Age 66) Member of the: • Executive Committee

Mr. Schalekamp has been a Director of the Company since 2002.

Mr. Schalekamp retired from his position as Senior Vice President, General Counsel and Secretary of the Company effective October 31, 2010. He was elected Assistant Counsel in 1973; Associate Counsel in 1975; Assistant General Counsel in 1980; Associate General Counsel in 1984; Vice President and Chief Compliance Officer/Associate General Counsel in

January 2002, and to his last position in April 2002. Mr. Schalekamp brings both institutional knowledge and strong legal skills to the Board. In his 39 years of service with the Company, he has developed an expertise in employment, real estate, investment, regulatory and litigation matters.

Board Recommendation

The Board of Directors recommends a vote FOR each of the director nominees.

DIRECTORS ELECTED APRIL 23, 2009 FOR A THREE YEAR TERM

R. Philip Bixby (Age 57) Member of the: • Executive Committee (Chairman) • Nominating Committee (Chairman)

Mr. Bixby has been a Director of the Company since 1985.

Mr. Bixby is President, CEO and Chairman of the Board. He was elected Assistant Secretary in 1979; Assistant Vice President in 1982; Vice President in 1984; Senior Vice President, Operations in 1990; Executive Vice President in 1996; President and CEO in April 1998, Vice Chairman of the Board in January 2000 and Chairman of the Board in 2005. Mr. Bixby is the brother of Walter E. Bixby and the cousin of Nancy Bixby Hudson. He is also Chairman and President of Sunset Life, Chairman of Old American and Chairman of Sunset Financial Services, subsidiaries. The Bixby family has led the Company for over 70 years, and Mr. Bixby is part of the current voting group. Mr. Bixby has worked his way through the Company in various roles from entry level employee to management. After 32 years as an employee, he has significant industry and company experience to bring to the Board. As Chairman, he also brings a balance of concerns both as a representative of management and a representative of the shareholders.

Michael Braude (Age 74) Member of the: • Compensation Committee • Nominating Committee

Mr. Braude has been a Director of the Company since 2006.

From 1984 to 2000, he was President and CEO of the Kansas City Board of Trade. Mr. Braude also serves as a Director of the Kansas City Board of Trade, Midwest Trust Co., M.G.P. Ingredients, Inc., and Hodgson Company. He is a past chairman of the National Grain Trade Council. He is a Trustee of the Kansas Public Employees Retirement Fund, and a Trustee of Midwest Research Institute. He writes a weekly column for the Kansas City Business Journal. Mr. Braude brings a broad range of experiences and expertise to the Board. His experiences with the Board of Trade, his expertise with other industries, and his journalistic endeavor all provide a unique perspective to the issues addressed by the Board.

John C. Cozad (Age 66)

Mr. Cozad has been a Director of the Company since 2008.

Mr. Cozad is President of Cozad Company, LLC, a government relations company in Platte City, Missouri. He had previously been a partner at Stinson Morrison Hecker, a Kansas City law firm. He appears as an on-air commentator on Kansas City Public Television, has previously served on the Missouri Highways and Transportation Commission as Chairman and as a curator on the University of Missouri Board of Curators. Mr. Cozad brings an expertise in government relations to the Board, an important element in the highly regulated industry in which the Company operates. His expertise in regulatory issues is complemented by his experiences in both legal and public service arenas.

Tracy W. Knapp (Age 48) Member of the: • Executive Committee

Mr. Knapp has been a Director of the Company since 2002.

Mr. Knapp is Senior Vice President, Finance and Chief Financial Officer. He joined the Company in 1998 and was responsible for developing a banking subsidiary. Mr. Knapp was elected President and CEO of Generations Bank when it was chartered in July 2000. From 1991 to 1998, he held several positions with U.S. Credit Union including Vice President, Finance and Controller. He is also Director of Sunset Life and Old American, subsidiaries. Mr. Knapp brings a blended financial services background to the Board, bringing both insurance industry and other financial industries experience as a resource for the Board.

Mark A. Milton (Age 52)

Mr. Milton has been a Director of the Company since 2009.

Mr. Milton is Senior Vice President and Actuary of the Company. He was elected Assistant Actuary in 1984; Assistant Vice President Associate Actuary in 1987; Vice President Associate Actuary in 1989; Vice President and Actuary in 2000 and to his present position in 2001. Mr. Milton is also Director, Vice President and Actuary of Sunset Life and Director of Old American, subsidiaries. Mr. Milton brings significant actuarial expertise to the Board, providing a knowledge base for corporate products and expertise in analyzing industry trends.

DIRECTORS ELECTED APRIL 22, 2010 FOR A THREE YEAR TERM

William R. Blessing (Age 55) Member of the: • Compensation Committee • Executive Committee

Mr. Blessing has been a Director of the Company since 2001.

Mr. Blessing retired as Senior Vice President, Corporate Strategy and Development, Embarq, a position he held since the company became independent in 2006. He had held similar duties with Sprint and related entities in various capacities since 1981. He also serves on the board of various charitable groups. Mr. Blessing’s experience in management, strategy, development, and economic forecasting brings valuable management and financial analysis skills to the Board. His experience with mergers and acquisitions also brings analytical abilities for looking at the overall position of the Company and in identifying strengths and areas for improvement.

Richard L. Finn (Age 69) Member of the: • Executive Committee

Mr. Finn has been a Director of the Company since 2004.

Mr. Finn was elected Vice President of Kansas City Life 1976; Financial Vice President in 1983; and to Senior Vice President, Finance in 1984, a position he held until he retired in January 2002. He previously served as a Director of the Company from 1983 to 2002. Mr. Finn brings a wealth of accounting and insurance industry experience to the Board. He also brings significant institutional knowledge regarding the Company.

Cecil R. Miller (Age 77) Member of the: • Audit Committee (Chairman)

Mr. Miller has been a Director of the Company since 2001.

Mr. Miller is a retired former partner of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) He joined KPMG in 1957 and became an audit partner in 1967 specializing in insurance and agribusiness. He retired in 1990. Mr. Miller brings significant financial and auditing expertise to the Board, which are utilized by the Board generally and through his position as Chair of the Audit Committee and as its Financial Expert.

Bradford T. Nordholm (Age 54) Member of the: • Audit Committee

Mr. Nordholm has been a Director of the Company since 2004.

Mr. Nordholm is CEO of Starwood Energy Group Global LLC. He had previously been Founder and CEO of TYR Energy, Inc. and Chairman of TYR Capital, LLC. Mr. Nordholm brings depth to the Company in both management and finance. As a co-founder of an equity asset management group, Mr. Nordholm brings experience with analyzing the investment portfolio and business opportunities for the Company. He also has substantial financial services, utility capital markets and regulated industry experience.

Board Committees

The Board has four standing Committees: Audit, Compensation, Nominating and Executive. With the exception of the Executive Committee, these Committees are governed by written charters available on the Company’s website at www.kclife.com under the link “FINANCIALS”. The Executive Committee is governed by the Company’s Bylaws and Articles of Incorporation.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) the Company’s compliance with regulatory requirements. The Audit Committee also reviews and approves the terms of any new related-party agreements. The Audit Committee met five times in 2010.

The Board has determined that Director Miller qualifies as the “Audit Committee Financial Expert” as defined by the Securities and Exchange Commission and NASDAQ Capital Market rules.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. The Compensation Committee reviews and recommends to the Board base salaries, director compensation, the Annual Incentive Plan and the Long-Term Incentive Plan, and reviews and discusses the Compensation Disclosure and Analysis with Management. Based on their review, the Committee may recommend to the Board that it be included in the annual report on Form 10-K and, as applicable, to the Company’s Proxy. The Compensation Committee met three times in 2010.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board and selection of nominees for election to the Board. The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Nominating Committee met once in 2010.

Executive Committee

The function of the Executive Committee is to exercise all of the authority of the Board of Directors in the management, general control and supervision of the business of the Company, subject to the general direction of the Board of Directors, as provided for in the Articles and Bylaws of the Company. The Executive Committee met twelve times in 2010.

During the year ending December 31, 2010, the Board of Directors met four times. All of the members attended 75% or more of the Board meetings and Committee meetings on which they served.

The following sets forth Committee memberships as of the date of this Proxy Statement:

Director	Audit Committee	Compensation Committee	Nominating Committee	Executive Committee

R. Philip Bixby[1]			XX	XX

Walter E. Bixby[1]			X	X

William R. Blessing		X		X

Michael Braude		X	X

Richard L. Finn				X

Daryl D. Jensen	X	XX

Tracy W. Knapp[1]				X

Cecil R. Miller[2]	XX

Bradford T. Nordholm	X

William A. Schalekamp[1]				X

X = Member

XX = Committee Chair

[1]	Not independent directors.
[2]	Cecil R. Miller is the financial expert on the Audit Committee.

Because more than 50% of stockholder voting power of the Company is held pursuant to a Voting Agreement dated October 31, 2004, the Company has elected to be treated as a “controlled company” under the corporate governance listing standards of the NASDAQ Capital Market. Accordingly, the Company is exempt from the corporate governance listing standards requiring (1) a board consisting of a majority of directors who have been determined to be independent under the criteria set forth in the listing standards, (2) a nominating committee composed entirely of independent directors and (3) a compensation committee composed entirely of such independent directors.

Director Independence

The Board has affirmatively determined that the following directors are independent according to the listing standards of the NASDAQ Capital Market.

Director	Matters Considered by Board
Kevin G. Barth	No relationships
William R. Blessing	No relationships
Michael Braude	Former employee of Company
John C. Cozad	No relationships
Richard L. Finn	Former executive officer employee of Company
Daryl D. Jensen	Former executive officer employee of a subsidiary
Cecil R. Miller	Former employee of the Company’s external audit firm
Bradford T. Nordholm	No relationships

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of common stock. To the best of the Company’s knowledge, in 2010 all required forms were filed on time with the Securities and Exchange Commission, with the exception of the following:

(a)	Mr. R. Philip Bixby was late filing three Form 4 for three transactions during 2010; and

(b)	Mr. Walter E. Bixby was late filing eight Form 4 for eight transactions during 2010.

EXECUTIVE OFFICERS

Name, Age and Position	Business Experience During Past 5 Years

R. Philip Bixby, 57 President, CEO and Chairman of the Board (PEO)	See Director’s Elected April 23, 2009 for a Three Year Term.

Walter E. Bixby, 52 Vice Chairman of the Board	See Candidates Nominated By The Board For A Three Year Term.

Charles R. Duffy, Jr., 63 Senior Vice President, Operations

Elected Vice President, Computer Information Services in 1989; Vice President, Insurance Administration in 1992; and to present position in 1996. Responsible for the Company’s Computer Operations, Customer Services, Claims, Agency Administration, New Business, Medical, Underwriting, Human Resources, Facility Services, Distribution Services, Printing and Office Services. Director of Sunset Life, Sunset Financial and Old American, subsidiaries.

Tracy W. Knapp, 48 Senior Vice President, Finance (PFO)	See Director’s Elected April 23, 2009 for a Three Year Term.

Donald E. Krebs, 53 Senior Vice President, Sales & Marketing

Elected Senior Vice President, Sales & Marketing in April 2004. Served as Vice President, Agency Marketing 2001 until 2004, and Regional Vice President 1996 until 2001. Responsible for Individual sales and marketing efforts for Kansas City Life. Director and Vice President of Sales & Marketing for Sunset Life; Director and Vice President of Sunset Financial Services, subsidiaries.

David A. Laird, 50 Vice President and Controller

Elected Vice President and Controller in December 2007. Chief Accounting Officer responsible for all corporate accounting and financial reports. Mr. Laird has been with the Company in various positions since 1982, most recently as Assistant Vice President and Assistant Controller.

A. Craig Mason, Jr., 45 Vice President, General Counsel and Secretary

Elected Vice President, General Counsel and Secretary effective November 1, 2010. As General Counsel, Mr. Mason is responsible for all legal matters involving the Company. Mr. Mason has been with the Company since 2006, most recently as Assistant General Counsel – Compliance. Prior to joining Kansas City Life, Mr. Mason was in private legal practice in Lincoln, NE.

Mark A. Milton, 52 Senior Vice President and Actuary	See Director’s Elected April 23, 2009 for a Three Year Term.

Name, Age and Position	Business Experience During Past 5 Years

William A. Schalekamp, 66 Senior Vice President, General Counsel and Secretary

Formerly Senior Vice President, General Counsel and Secretary. Mr. Schalekamp retired from his Executive Officer position October 31, 2010. Mr. Schalekamp remains a Director (see Candidates Nominated By The Board For A Three Year term).

Jeffrey M. Seeman, 53 Vice President, Group

Elected Vice President, Group in October 2008. Responsible for group sales and products. Formerly Assistant Vice President, Group Disability Claims for Jefferson Pilot Corp. November 2004 until April 2006; Product & Process Consultant, Assistant Vice President, Group Disability Claims for Lincoln National Corp. April 2006 until October 2008.

The Board of Directors has determined that the Chairman of the Audit Committee, Cecil R. Miller, an independent director, is a financial expert as required by the applicable standards of the Securities and Exchange Commission and the NASDAQ Capital Market.

The Company has adopted a Code of Ethics for Officers, Directors and Employees. Copies are available on the Company’s website at http://www.kclife.com and a copy may be obtained without charge upon written request to the Company Secretary, 3520 Broadway, Kansas City, Missouri, 64111.

The Company has a standing Nominating Committee and its charter can be viewed on the Company’s website at the following address: http://www.kclife.com. One of its members is an independent director. It complies with the applicable requirements for directors under the standards promulgated by the Securities and Exchange Commission and the listing standards of the NASDAQ Capital Market. The Committee takes into consideration such criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, diversity, judgment, business or other experience and reputation in the business community. It may (but is not required to) consider candidates suggested by Management, other members of the Board of Directors, or shareholders. Nominations are governed by the Company’s Bylaws and Articles of Incorporation.

Communications with the Board

The Board provides a process for stockholders to send communications to the independent members of the Board, by mailing such communications to Cecil R. Miller, Chairman of the Audit Committee, Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri, 64111.

Current Board Structure

The Board of Directors is currently comprised of fourteen members, eight of whom are independent directors, with the Chairman also serving in the role of Principal Executive Officer. The Board believes that having a single person serve as Chairman and Principal Executive Officer provides unified leadership and direction, and that such a structure facilitates oversight of management and the full engagement of its independent directors.

The Board has not designated a lead independent director, but each of the Company’s independent directors brings to bear substantial leadership experience in areas relevant to the Company’s business. The Board of Directors believes that it has the necessary power and authority to request and obtain information from management and to retain outside consultants where appropriate. As more specifically discussed below, the Compensation Committee reports on senior management compensation with input from the entire Board and evaluates the performance of the Principal Executive Officer. In addition, the independent directors meet in executive session at least twice a year, and report to the Board and communicate with management through a representative.

COMPENSATION DISCLOSURE AND ANALYSIS

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but also describes compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The Compensation Committee’s Responsibilities

The Compensation Committee of the Board is responsible for oversight of the Company’s executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and stockholder value. Each year, the Committee reviews and approves the overall design of the Company’s executive pay programs and the pay elements for the senior executive officers. In addition, the Committee performs an annual evaluation of the Principal Executive Officer’s performance compared to pre-established performance goals and objectives, and recommends compensation actions impacting executive officers and directors to the Board.

The Committee is composed entirely of independent directors. Reports of the Committee’s actions and recommendations are presented to the full Board after each meeting. The purpose of this analysis is to summarize the philosophical principles, specific program elements and other factors considered by the Committee in making decisions about executive compensation. In addition to its own work, the Committee seeks input from an outside consultant (more fully described below), the Principal Executive Officer and the Senior Vice President, Operations, to provide the Committee with information, perspectives, and recommendations on a variety of human resources matters, such as annual incentive goals and plan design changes for Board-approved compensation plans. The Company’s General Counsel also advises the Committee on various legal aspects relating to compensation and employment matters.

Compensation Philosophy

The Committee’s guiding philosophy is to establish a compensation program that will enable the attraction, motivation and retention of quality executive leadership who will achieve competitively superior corporate performance and stockholder value creation. The compensation program is designed to be competitive with the compensation programs of other comparable employers, and to align the executive’s compensation with the Company’s objectives as measured against established goals. The Company employs a balanced approach to compensation that considers market pay data, achievement of individual and organization performance objectives, the Company’s progress toward strategic goals, and the retention of key executive talent. The Committee bases its compensation decisions on the following core principles:

• Pay is Performance Based: Executive officer pay programs are designed to align with Company performance and be competitive when compared to similar job sizes in the insurance industry. Base salary midpoints are targeted to median salary levels as provided in Hay Group’s All-Insurance Industry database (“competitive market”). Total cash compensation (base salary + annual incentive) is targeted at median of the All-Insurance market where annual incentives are paid at target levels. To ensure our pay practices remain competitive within the industry, the Committee also reviews compensation data on base salary, annual incentives, and long-term incentives paid at a Peer Group of 14 comparable insurance companies (“Peer Group”). Our compensation philosophy is to provide executives the opportunity to earn total direct compensation between the 50th and 75th percentiles of the Company’s competitive market where performance exceeds targeted levels, as proposed by management and affirmed by the Committee. Similarly, where performance does not meet threshold levels no incentive payout will occur, and executives will earn total direct compensation below Median levels of the competitive market. Under the Company’s current pay philosophy, a significant portion of each executive’s pay is at-risk with the amount realized, if any, based on Company performance. Pay levels and the portion of at-risk compensation increase as an executive assumes greater levels of responsibility and impact to the Company.

• Compensation Opportunities Must Be Competitive: Competition for key management talent in the insurance industry is aggressive. The Committee carefully monitors the compensation practices of the insurance market and the industry peers to ensure the Company’s compensation philosophy and pay practices are appropriately competitive.

Program Elements

The Company’s executive compensation program is composed of base salary, bonus, an annual incentive plan and long term incentive compensation. All senior executive officers participate in the same compensation program and are subject to the same pay policies. The Company uses a formal job evaluation methodology to consider both the internal and external equity of executives’ total compensation. Internal equity is considered in order to ensure that executives are compensated at an appropriate level relative to other Company executives, while external equity is a measure of how our compensation compares to compensation for comparable job content at other companies that are similar to our Company. Hay Group reviews each executive position using its proprietary job evaluation methodology to assess the position’s relative size. In this process, Hay Group considers the breadth of responsibilities, the complexity of the role, and the role’s impact on the success of the business. Once each job is valued independently, Hay Group compares the jobs to determine relative relationships and then relates these job content sizes to pay opportunity levels based on compensation market data from Hay Group’s All-Insurance compensation database.

Base Salary. Base salaries are provided to compensate for the duties, competencies, experience and performance of the executive, as well as to provide a basic degree of financial security. The Committee sets base salary midpoints after considering the particular responsibilities of the executive positions and base salaries paid to similar positions in the competitive market, as adjusted for company size. Base salary midpoints for executive officers are targeted to the Median of the competitive market. Salary ranges are set with the minimum at 20 percent below midpoint and the maximum at 20 percent above midpoint.

The Peer Group of companies consists of:

American Equity Investment Life Holding Co.	Presidential Life Corporation
Delphi Financial Group, Inc.	Protective Life Corporation
FBL Financial Group, Inc.	StanCorp Financial Group, Inc.
Harleysville Group Inc.	Torchmark Corporation
Horace Mann Educators Corp.	United Fire and Casualty Company
National Western Life Insurance Co.	Unitrin, Inc.
Phoenix Companies, Inc., The	Universal American Corp.

All executive officers are eligible for an annual merit increase to base salary, effective January 1, based primarily on performance of job responsibilities and accomplishment of predetermined performance objectives. Job responsibilities are described by a current written job description and are measured using Hay Group’s proprietary job evaluation methodology (as discussed above). The Principal Executive Officer evaluates the executive officers’ performance and the Compensation Committee evaluates the Principal Executive Officer’s performance.

In accordance with common Company practice, annual base salary increases for 2011 were developed in late 2010. The Committee approved an average 2.7% annual merit increase for senior officers.

Bonus. Discretionary bonuses are approved by the Committee and Board of Directors or Executive Committee. The discretionary bonus, if any, is paid in cash.

Annual Incentive. The Company provides the named executive officers and 78 other participants with an opportunity to earn cash incentive awards based on annual performance through the Company’s Annual Incentive Plan (the “AIP”). Annual incentive compensation is paid in cash. The Company targets total cash (base salary + annual incentive) at median of the Hay Group All-Insurance Industry database, as adjusted for company size, when incentive awards are paid at target. Historically, the Committee has established aggressive AIP targets resulting in actual annual incentive payouts below target levels. Consequently, actual total cash received by the Company’s executives has trailed median levels of the competitive market.

AIP participants are divided into six classes based on their level within the Company. Each class is assigned a target incentive opportunity, expressed as a percent of base salary. The more senior the position, the higher the percentage of the award is allocated to corporate goals in order to reflect broader job duties. Incentive opportunities for all AIP participants, with the exception of the Principal Executive Officer, are based on the achievement of three corporate goals and two individual goals. The Principal Executive Officer is incented based solely on the Company’s achievement against corporate goals.

The table below provides annual incentive targets expressed as a percent of base salary for each of the Company’s named executive officers.

Principal Executive Officer

	Threshold	Target	Maximum
Corporate Goals
Goal 1 – Financial	14%	28%	42%
Goal 2 – Growth	14%	28%	42%
Goal 3 – Expense	0%	14%	14%
Total:	28%	70%	98%

All other Named Executive Officers

	Threshold	Target	Maximum
Corporate Goals
Goal 1 – Financial	6.8%	13.6%	20.4%
Goal 2 – Growth	6.8%	13.6%	20.4%
Goal 3 – Expense	0%	6.8%	6.8%
Corporate Goal Subtotal:	13.6%	34.0%	47.6%
Individual Goal #1	3.0%	3.0%	3.0%
Individual Goal #2	3.0%	3.0%	3.0%
Individual Goal Subtotal:	6.0%	6.0%	6.0%
Total:	19.6%	40.0%	53.6%

The Committee established the following three fiscal year corporate goals for the 2010 AIP: Financial, Growth and Expense Control (discussed more fully below). These metrics were selected because they drive shareholder value and reflect the Company’s emphasis on profitable growth and cost control.

For 2010, the Corporate Goals were as follows:

Weighting	Goals		Performance Measures
40%	Financial Goal: Operating Earnings (Calendar Year)		Threshold Target Maximum	$ $ $	21.66 27.07 32.49	MM MM MM

40%	Growth Goal: Life Insurance Target Premiums	Kansas City Life 32% total weighting Third Party 8% total weighting	Threshold Target Maximum Threshold Target Maximum	$ $ $ $ $ $	10.061 10.301 10.540 1.200 1.229 1.257	MM MM MM MM MM MM

20%	Expense Goal: Controllable Expenses		Threshold Target Maximum	$ $ $	N/A 73.082 N/A	MM

The Financial Goal is measured by operating earnings excluding the impact of incentive compensation plans. The Growth Goal is measured by new life insurance target premiums. The Expense Control Goal is measured by controllable expenses. Financial and Growth performance measures have a threshold, target and maximum award. The Expense Goal continues to be achieved or not achieved without threshold or maximum performance levels (the goal being achieved by expenses remaining at or below the “target” amount).

The AIP is designed so that no payouts are made unless the fiscal year earnings trigger is achieved. The intention of the Committee in using an earnings trigger is to prevent AIP payouts unless a specific level of earnings is achieved. For 2010, the earnings trigger of $21.66 million of net income net of the impact of incentive compensation plans was achieved and payouts have been made under the AIP. Kansas City Life also exceeded the threshold for the Financial Goal and achieved the Expense Goal. The Company did not meet the threshold for the Growth Goal.

The AIP is designed to award individual and Company performance that result in meeting important Company objectives. To address individual performance, the Company requires participants to set two individual goals that support the Corporate Goals. Achievement of each individual goal permits an additional award to the participant based on the class to which the participant belongs. An award will only be paid for an individual goal if the goal is fully achieved.

The Named Executive Officers (excluding the Principal Executive Officer) had goals unique to their areas of responsibility. Mr. Knapp’s goals related to the organization’s interest rate sensitivity and the potential impact of changes to the investment allocations in commercial mortgages. Mr. Duffy’s goals related to control of operational expenses and tools for managing the Company’s sales force. Mr. Milton’s goals related to enhancement of the Company’s risk management efforts and evaluating sales force compensation. Mr. Krebs’ goals related to evaluation of compensation for sales force management and increasing the Company’s sales force.

The AIP Corporate Goals and earnings trigger are annually recommended by management and approved by the Compensation Committee. In reviewing and approving AIP goals for plan year 2011, the Committee considered current economic conditions, their continued impact on investment values and projected timing for recovery of life insurance sales. The Committee’s objective is to establish AIP goals at levels that will drive superior performance, but that remain attainable, to provide the desired motivational impact to AIP participants.

For 2011, the earnings trigger will be a specified net income threshold of $21.66 million. The three corporate goals will be as follows:

2011 Annual Incentive Plan Corporate Goals

Weighting	Goals	Performance Measures
40%	Finance Goal: Operating Earnings (Calendar Year)	Threshold Target Maximum	$21.66 $27.07 $32.49	MM MM MM

40%	Growth Goal: Life Insurance Target Premiums	Threshold Target Maximum	$11.542 $11.866 $12.405	MM MM MM

20%	Expense Goal: Controllable Expenses	Threshold Target Maximum	$ N/A $72.575 $ N/A	MM

Individual goals will be set by each participant under the direction of management.

Equity Compensation

The Company has determined at this time that all compensation shall be paid in cash. As a result, the Company currently offers no equity compensation or equity compensation plan to its employees.

Long Term Incentive. The Company provides executive officers with a Long Term Incentive Plan (“LTIP”) that annually grants Phantom Stock Options (PSOs) for three year overlapping terms. The 2008-2010 plan cycle began on January 1, 2008 and concluded on December 31, 2010. The initial face value of one PSO is the volume weighted average Company stock closing price from December 1, 2007 to December 31, 2007. The ending value of one PSO for this plan cycle was the volume weighted average Company stock closing price from December 1, 2010 to December 31, 2010. Payouts to LTIP participants are determined by the increase in the ending PSO value over the initial PSO face value plus cash dividends on Company stock accrued over the three-year cycle. Under the LTIP, dividends are payable at the end of each plan cycle, to the extent that the aggregate dividends exceed any negative share price appreciation. For the 2008-2010 plan cycle that concluded on December 31, 2010, no payouts were made as the decline in stock price between the initial and end dates exceeded dividends accrued from PSOs awarded for the 2008-2010 plan cycle.

As in 2010, the Compensation Committee granted PSO awards for 2011 under the LTIP using a percentage of base salary approach. For each executive, the Committee reviewed data from the competitive market, as adjusted for company size, provided by its compensation consultant to determine the appropriate percentage of base salary at which to set long-term incentive awards. For 2011, these percentages remain at 90% for the Chairman/CEO and 65% to 50% for other senior executives. To determine the number of PSOs to be granted under the LTIP, the option value of a PSO unit is calculated using an Expanded Black-Scholes valuation methodology.

Deductibility of Executive Compensation

In establishing total compensation for the executive officers, the Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an individual in any year unless the compensation qualifies as performance-based. The Committee seeks to design and administer the Company’s compensation programs in such a manner as to preserve the deductibility of compensation paid to executives. Going forward, the Company intends to continue to provide compensation to executives in a way that maintains the future deductibility of pay and awards under the annual and long-term incentive programs.

Role of Compensation Consultant

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged the services of Hay Group, an independent executive compensation consultant, to provide benchmarking data, analysis and recommendations on various projects as part of the Committee’s comprehensive review of executive compensation programs to evaluate whether the compensation programs are aligned with the Company’s compensation philosophy and strategy. The services provided by Hay Group are subject to a master consulting agreement and project-specific engagement letters and the Committee has sole authority to terminate the relationship. Under the direction of the Compensation Committee, Hay Group interacts with members of the senior management team to provide insights into Company practices and to ensure that management is fully informed with regard to emerging best practices and market trends.

Management also engages Hay Group as needed throughout the year on projects related to job-sizing and market data for non-executive positions at the Company. The aggregate cost for Hay Group’s services provided to management during 2010 did not exceed $120,000.

Conclusion

The Company and Compensation Committee are satisfied that the base salary, bonus, Annual Incentive Plan and Long Term Incentive Plan provided to the named executive officers of the Company are structured and operate to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its stockholders, and that compensation levels are reasonable in light of performance and industry practices.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(11)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings and Retiree Medical		All Other Compensation		Total
R. Philip Bixby President, CEO and Chairman of the Board (PEO)	2010	$702,540	$200	$223,900	$648,713	(1)	$84,938	(6)(12)(14)	$1,660,291
	2009	$688,740	$200	$385,695	$(208,813	)(1)	$89,483	(6)(12(14)	$955,305
	2008	$688,740	$200	$0	$149,249	(1)	$116,548	(6)(12)(14)	$954,737

Tracy W. Knapp Senior Vice President, Finance (PFO)	2010	$290,460	$120	$62,391	$194,659	(2)	$26,642	(7)(13)(14)	$574,272
	2009	$284,100	$110	$94,322	$488,688	(2)	$24,434	(7)(13)(14)	$891,654
	2008	$276,600	$100	$0	$38,020	(2)	$22,445	(7)(13)(14)	$337,165

Charles R. Duffy, Jr. Senior Vice President, Operations	2010	$294,120	$200	$63,177	$56,820	(3)	$47,861	(8)(14)	$462,178
	2009	$288,360	$200	$95,736	$34,511	(3)	$35,893	(8)(14)	$454,700
	2008	$281,160	$190	$0	$43,985	(3)	$41,772	(8)(14)	$367,107

Mark A. Milton Senior Vice President And Actuary	2010	$294,000	$200	$63,152	$149,657	(4)	$27,526	(9)(13)(14)	$534,535
	2009	$287,520	$200	$86,832	$83,199	(4)	$36,801	(9)(14)	$494,552
	2008	$280,020	$200	$0	$14,598	(4)	$45,431	(9)(14)	$340,249

Donald E. Krebs Senior Vice President, Sales & Marketing	2010	$273,000	$140	$58,641	$40,561	(5)	$55,720	(10)(12)(14)	$428,062
	2009	$267,600	$130	$88,844	$27,267	(5)	$49,693	(10)(14)	$433,534
	2008	$261,300	$120	$0	$17,672	(5)	$51,061	(10)(12)(14)	$330,153

(1)

For 2010, includes $329,081 change in pension value and $321,280 change in nonqualified deferred compensation earnings and $(1,648) change in retiree medical; for 2009, includes $273,656 change in pension value and $(469,425) change in nonqualified deferred compensation earnings and $(13,044) change in retiree medical; and for 2008, includes $120,424 change in pension value and $22,731 change in nonqualified deferred compensation earnings and $6,094 change in retiree medical.

(2)

For 2010, includes $34,690 change in pension value and $156,209 change in nonqualified deferred compensation earnings and $3,760 change in retiree medical; for 2009, includes $25,561 change in pension value and $461,382 change in nonqualified deferred compensation earnings and $1,745 change in retiree medical; for 2008, includes $11,624 change in pension value and $22,252 change in nonqualified deferred compensation earnings and $4,144 change in retiree medical.

(3)

For 2010, includes $46,889 change in pension value and $11,190 change in nonqualified deferred compensation earnings and $(1,259) change in retiree medical; for 2009, includes $43,274 change in pension value and $(2,698) change in nonqualified deferred compensation earnings and $(6,065) change in retiree medical; for 2008, includes $27,465 change in pension value and $414 change in nonqualified deferred compensation earnings and $16,106 change in retiree medical.

(4)

For 2010, includes $125,875 change in pension value and $19,727 change in nonqualified deferred compensation pension value and $4,055 change in nonqualified deferred compensation earnings and $4,055 change in retiree medical; for 2009, includes $96,792 change in pension value and $(12,363) change in nonqualified deferred compensation earnings and $(1,230) change in retiree medical; for 2008, includes $24,021 change in pension value and $(16,253) change in nonqualified deferred compensation earnings and $6,830 change in retiree medical.

(5)

For 2010, includes $33,662 change in pension value and $2,192 change in nonqualified deferred compensation earnings and $4,707 change in retiree medical; for 2009, includes $26,277 change in pension value and $251 change in nonqualified deferred compensation earnings and $739 change in retiree medical; and for 2008, includes $12,384 change in pension value and $(1,766) change in nonqualified deferred compensation earnings and $7,054 change in retiree medical.

(6)	For each year, includes $8,000 in cash compensation for services as chairman, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.
(7)	For each year, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.
(8)	For each year, includes $3,000 in cash compensation for service as a director for subsidiaries of the registrant.
(9)

For 2010, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. For 2009 and 2008, includes $3,000 in cash compensation for service as a director for a subsidiary each year.

(10)	For each year, includes $2,000 in cash compensation for service as a director for a subsidiary.
(11)	Includes the amounts earned in the Long Term Incentive Plan (LTIP) and the Annual Incentive Plan (AIP) as shown below:

	Year	LTIP	AIP	Total LTIP and AIP
R. Philip Bixby	2010	$0	$223,900	$223,900
	2009	$0	$385,695	$385,695
	2008	$0	$0	$0
Tracy W. Knapp	2010	$0	$62,391	$62,391
	2009	$0	$94,322	$94,322
	2008	$0	$0	$0
Charles R. Duffy, Jr.	2010	$0	$63,177	$63,177
	2009	$0	$95,736	$95,736
	2008	$0	$0	$0
Mark A. Milton	2010	$0	$63,152	$63,152
	2009	$0	$86,832	$86,832
	2008	$0	$0	$0
Donald E. Krebs	2010	$0	$58,641	$58,641
	2009	$0	$88,844	$88,844
	2008	$0	$0	$0

(12)

Includes total perquisites for R. Philip Bixby as follows: for 2010, $25,995 including $21,606 incremental cost for the personal use of corporate aircraft and a reimbursement of $9,387 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft; for 2009, $33,332, including $17,321 incremental cost for the personal use of corporate aircraft and a reimbursement of $13,309 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft; and for 2008, $58,876, including $30,445 incremental cost for the personal use of corporate aircraft and a reimbursement of $24,407 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft.

Also includes total perquisites for Donald E. Krebs for 2010, as follows: $35,598, including $27,825 incremental cost for the personal use of corporate aircraft and a reimbursement of $12,368 for a tax gross up for payment of taxes on income attributable to the non-business use of the corporate aircraft; and for 2008, $31,718 including $12,312 incremental cost for the personal use of corporate aircraft and a reimbursement of $10,525 for a tax gross up for payment of taxes on income attributable to non-business use of the corporate aircraft and allowance for business use of personal auto of $7,608.

The incremental cost to the Company for personal use of Company aircraft based on the cost of fuel and oil per passenger mile of flight; trip-related inspections, repairs, and maintenance; crew travel expenses;

on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the aircraft is used primarily for business travel, the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of Company aircraft and the cost of maintenance not related to trips are not included.

(13)	This named executive officer did not receive perquisites totaling $10,000 or more during the year noted.

(14)	Includes:

	Year	Employer 401(k) Match	Employer Contribution to Deferred Comp.
R. Philip Bixby	2010	$14,700	$27,452
	2009	$14,700	$24,824
	2008	$13,800	$27,524
Tracy W. Knapp	2010	$14,700	$2,728
	2009	$14,700	$546
	2008	$10,494	$2,796
Charles R. Duffy, Jr.	2010	$14,700	$2,947
	2009	$14,700	$1,160
	2008	$13,800	$3,070
Mark A. Milton	2010	$14,700	$2,940
	2009	$14,700	$1,114
	2008	$13,800	$3,001
Donald E. Krebs	2010	$14,700	$1,680
	2009	$14,700	$18
	2008	$13,800	$1,878

GRANTS OF PLAN BASED AWARDS

2010

Name	Grant Date (4)	Board of Directors Action Date (4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
			Threshold	Target	Maximum

R. Philip Bixby	1/1/2010	10/26/2009	$196,711	$491,778	$688,489(1)
	1/1/2008	10/29/2007	—	—	— (2	)(3)
	1/1/2009	10/27/2008	—	—	— (3)
	1/1/2010	10/26/2009	—	$309,968	— (3)
	1/1/2011	10/25/2010	—	—	— (3)

Tracy W. Knapp	1/1/2010	10/26/2009	$56,930	$116,184	$155,687(1)
	1/1/2008	10/29/2007	—	—	— (2	)(3)
	1/1/2009	10/27/2008	—	—	— (3)
	1/1/2010	10/26/2009	—	$89,547	— (3)
	1/1/2011	10/25/2010	—	—	— (3)

Charles R. Duffy, Jr.	1/1/2010	10/26/2009	$57,648	$117,648	$157,648(1)
	1/1/2007	10/30/2006	—	—	— (2	)(3)
	1/1/2008	10/29/2007	—	—	— (3)
	1/1/2009	10/27/2008	—	—	— (3)
	1/1/2010	10/26/2009	—	$89,547	— (3)
	1/1/2011	10/25/2010	—	—	— (3)

Mark A. Milton	1/1/2010	10/26/2009	$57,624	$117,600	$157,584(1)
	1/1/2008	10/29/2007	—	—	— (2	)(3)
	1/1/2009	10/27/2008	—	—	— (3)
	1/1/2010	10/26/2009	—	$89,547	— (3)
	1/1/2011	10/25/2010	—	—	— (3)

Donald E. Krebs	1/1/2010	10/26/2009	$53,508	$109,200	$146,328(1)
	1/1/2008	10/29/2007	—	—	— (2	)(3)
	1/1/2009	10/27/2008	—	—	— (3)
	1/1/2010	10/26/2009	—	$86,682	— (3)
	1/1/2011	10/25/2010	—	—	— (3)

(1)

Based on the terms of the Company’s Annual Incentive Plan, as described in the Compensation Discussion and Analysis, all but the Principal Executive Officer have two personal goals based on either achieving the goal or not and the total award is disclosed in the minimum, threshold and maximum columns of this table. The calculation assumes that both personal goals are achieved and that the weighted corporate goals are all at threshold, target or maximum for each executive officer.

(2)

Based on the terms of the Company’s Long Term Incentive Plan as described in the Compensation Discussion and Analysis. It does not have a threshold, target or maximum. The amount shown as target is the actual plan award for the term from January 1, 2008 to December 31, 2010.

(3)

Grant For 3 yr. Plan	Grant Price	December 2010 Av. W. Price (*)	Cycle to Date Div/SH Accrual
1/1/2008	$44.33	$32.45	$3.24
1/1/2009	$44.93	$32.45	$2.16
1/1/2010	$30.04	$32.45	$1.08
1/1/2011	$32.45	$32.45	$—

*	Each three year plan will use the volume-weighted stock price for December at the end of the term.

(4)	The Grant Date and the Board of Directors Action Date for this non-equity plan are different because some factors critical to past performance are not known until the end of the year.

NON-QUALIFIED DEFERRED COMPENSATION

2010

Name	Executive Contributions In Last FY (1)	Registrant Contributions In Last FY (2)	Aggregate Earnings In Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE (4)
R. Philip Bixby	$801,626	$27,452	$321,280	$—	$2,840,567
Tracy W. Knapp	$104,566	$2,728	$156,209	$—	$1,217,861
Charles R. Duffy, Jr.	$2,941	$2,947	$11,190	$—	$153,438
Mark A. Milton	$—	$2,940	$19,727	$—	$190,267
Donald E. Krebs	$2,730	$1,680	$2,192	$—	$21,277

(1)	Amounts reported in this column are included in the Salary and Non-Equity Incentive Plan columns of the Summary Compensation Table.
(2)	Amounts reported in this column are included in the All Other Compensation column of the Summary Compensation Table.
(3)	Amounts reported in this column are included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings and Retiree Medical column of the Summary Compensation Table.
(4)

Amounts reported in this column were reported in the last fiscal year in the Summary Compensation Table as follows: Executive Contributions were included in the Salary column; Registrant Contributions were included in the All Other Compensation column; Aggregate Earnings were included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column; Aggregate Withdrawals/Distributions were not included.

Non-Qualified Deferred Compensation Discussion

Participation in the Kansas City Life Deferred Compensation Plan is limited to highly compensated employees. For 2010, highly compensated employees were defined as those whose compensation was $110,000 or more in 2009. Participants are eligible to participate in the Plan up to a maximum of 100% of their base salary and/or eligible bonuses.

The plan participant selects funds from a variety of investment choices provided by the plan. Selections may be changed daily. The interest rates and earnings vary for the participants depending on their fund selections and allocations plus the performance of each fund.

Prior to the beginning of each plan year, participants are required to elect the time or event (specific date or separation from service) and form (lump sum or annuity payment) of distributions for contributions to be made during the following plan year.

PENSION BENEFITS

2010

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
R. Philip Bixby	Kansas City Life Insurance Company Cash Balance Pension Plan	33 years	$1,273,485	$—
	Kansas City Life Insurance Company Excess Benefit Plan	33 years	$1,107,234	$—
	Kansas City Life Insurance Company Retiree Medical Plan	33 years	$103,816	$—
Tracy W. Knapp	Kansas City Life Insurance Company Cash Balance Pension Plan	12 years	$121,782	$—
	Kansas City Life Insurance Company Excess Benefit Plan	12 years	$17,634	$—
	Kansas City Life Insurance Company Retiree Medical Plan	12 years	$26,159	$—
Charles R. Duffy, Jr.	Kansas City Life Insurance Company Cash Balance Pension Plan	21 years	$290,612	$—
	Kansas City Life Insurance Company Excess Benefit Plan	21 years	$47,389	$—
	Kansas City Life Insurance Company Retiree Medical Plan	21 years	$116,955	$—
Mark A. Milton	Kansas City Life Insurance Company Cash Balance Pension Plan	29 years	$734,281	$—
	Kansas City Life Insurance Company Excess Benefit Plan	29 years	$50,915	$—
	Kansas City Life Insurance Company Retiree Medical Plan	29 years	$77,405	$—
Donald E. Krebs	Kansas City Life Insurance Company Cash Balance Pension Plan	14 years	$156,544	$—
	Kansas City Life Insurance Company Excess Benefit Plan	14 years	$10,730	$—
	Kansas City Life Insurance Company Retiree Medical Plan	14 years	$55,822	$—

Pension Benefits Discussion

The registrant offers three plans that provide for payments or other benefits at, following, or in connection with retirement. These include the Kansas City Life Insurance Company Cash Balance Pension Plan (the “Qualified Plan”), Kansas City Life Excess Benefit Plan (the “Excess Benefit Plan”) and the Kansas City Life Employee Medical Plan (the “ Medical Plan”) collectively, “the Plans”:

The Qualified Plan is open to employees who are at least 21 years of age who have completed one year of service with the Registrant or a participating subsidiary. The “normal retirement” benefit under the plan is available at age 65. The Qualified Plan has two “early retirement” provisions based on when the participant joined the plan. For participants who joined the plan on or after January 1, 1982, the participant will be able to receive benefits at or after age 55 as long as the participant’s age plus their years of service after age 25 are equal to or greater than 75. For participants who joined the plan prior to January 1, 1982, the participant will be able to receive benefits under the plan at age 55, if the participant was a member of the plan for at least fifteen years, or at age 60 if the participant was a member of the plan for at least 10 years. Mr. Bixby and Mr. Duffy would be eligible for the “early retirement” benefit under the Qualified Plan.

The Qualified Plan was frozen as of December 31, 2010, and no further contributions will be made after that date. Effective January 1, 2011, the normal retirement benefit under the Qualified Plan is the greater of the participant’s Cash Balance Account or the actuarial equivalent of the participant’s Prior Plan Benefit or Grandfathered Benefit. The Cash Balance Account is credited with interest each year. The normal form of payment is a life annuity if single or a qualified joint and survivor annuity if married. Participants also have the option of electing an actuarial equivalent form of payment, including a lump sum. The early retirement benefit is the accrued benefit at severance actuarially reduced for early commencement. The Prior Plan Benefit and the Grandfathered Benefit are reduced by the Prior Plan reduction factors. The compensation used in determining the accrued benefit is base pay excluding bonuses, overtime pay, severance pay or any other extraordinary payments.

The Medical Plan provides benefits to retired employees and their dependents who satisfy eligibility requirements if the retired employee continues to pay the applicable premium for medical benefits. Premiums for retired employees and their qualifying dependents may vary based on years of service and the age at which the employee retires. Active employees hired prior to January 1, 2000 who become eligible to retire must continuously participate in the Medical Plan during the last sixty (60) months of employment immediately prior to retirement to be eligible for Retiree Medical Plan coverage. Active employees hired on or after January 1, 2000 but prior to January 1, 2005 who become eligible to retire must have a minimum of one hundred twenty (120) months of service and continuously participate in the Medical Plan during the last sixty (60) months of employment immediately prior to retirement to be eligible for Retiree Medical Plan coverage. Employees hired or rehired on or after January 1, 2005 are not eligible to participate in the Retiree Medical Plan.

The Excess Benefit Plan was also frozen as of December 31, 2010, and no further contributions will be made after that date. It is similar in operational design to the Qualified Plan discussed above, with the exception that the Excess Benefit Plan does not set IRC Section 401(a)(17) compensation limits and IRC Section 415 benefit limitations. The Excess Benefit Plan is designed to provide the same essential pension benefits as those under the Qualified Plan, with the participant accepting that the plan does not provide the protections and benefits provided by IRC Section 401(a)(17) and IRC Section 415. Mr. Bixby and Mr. Duffy would be eligible for the “early retirement” benefit under the Excess Benefit Plan.

The Plans are designed to provide some retirement benefits for all eligible Company employees.

A discussion regarding the assumptions upon which the present value of accumulated benefits for all of the Plans can be found in Item 7, Management’s Discussion and Analysis, and in Note 9, Pensions and Other Postretirement Benefits, to the Consolidated Financial Statements found in the Company’s Form 10-K.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming the employment of the named executive officers were to be terminated because of a reduction in staff, each as of December 31, 2010, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table. As provided in the Company’s severance plan applicable to senior officers, they would each receive one month’s pay for each year of service up to a maximum of one year.

			Cash Severance
R. Philip Bixby	$58,545	per month for 12 months	$702,540
Tracy W. Knapp	$24,205	per month for 12 months	$290,460
Charles R. Duffy, Jr.	$24,510	per month for 12 months	$294,120
Mark A. Milton	$24,500	per month for 12 months	$294,000
Donald E. Krebs	$22,750	per month for 12 months	$273,000

No severance payment is provided for any of the executive officers in the event of death, disability or retirement.

No payments are due in connection with a severance by reduction in staff unless the executive executes a general release and waiver of claims against the Company following procedures set out by the Company.

A change in control does not affect the amount or timing of cash severance payments, nor are there any other payments for change in control.

Assuming the employment of the named executive officers were to be terminated due to death, disability or retirement as of December 31, 2010 their year end payout as shown in the Summary Compensation Table for the Annual Incentive Plan and the Long Term Incentive Plan would not change. Upon all other terminations, the amounts in the Annual Incentive Plan and Long Term Incentive Plan would be forfeited.

Payments upon termination are also disclosed in the Non-Qualified Deferred Compensation and Pension Benefit Tables in the two immediately preceding sections of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are not employees of the Company are paid an annual fee of $20,000, payable quarterly, plus a $2,500 attendance fee per quarterly meeting and a $2,000 attendance fee per special meeting.

The tables below set forth a summary of director compensation for the fiscal year ending December 31, 2010.

Director	Board Cash Fees	Committee Fees	All Other Compensation	Total Compensation
Kevin G. Barth	$30,000	$—	$—	$30,000
William R. Blessing	$30,000	$16,000	$—	$46,000
Nancy Bixby Hudson	$30,000	$—	$6,000	$36,000
Michael Braude	$30,000	$2,250	$—	$32,250
John C. Cozad	$30,000	$—	$—	$30,000
Richard Finn	$30,000	$15,000	$—	$45,000
Daryl D. Jensen	$30,000	$8,000	$1,000	$39,000
Cecil R. Miller	$30,000	$10,000	$—	$40,000
Bradford Nordholm	$30,000	$5,000	$—	$35,000

Directors who are employees of the Company are paid an annual fee of $5,000, payable quarterly and a $500 attendance fee per special meeting.

Employee (non-named executive officer) directors who serve on the Board were paid as shown below:

Director	Board Cash Fees	Committee Fees	All Other Compensation	Total Director Compensation
Walter E. Bixby	$5,000	$—	$3,000	$8,000
William A. Schalekamp*	$5,000	$2,500	$—	$7,500

*

Mr. Schalekamp was an employee director through October 31, 2010, when he retired from his position as Senior Vice President, General Counsel and Secretary. Mr. Schalekamp did not receive an annual fee for 2010, nor did he attend any quarterly meetings as a non-employee director. Mr. Schalekamp earned Committee Fees as a non-employee director for his work on the Executive Committee in November and December of 2010.

The Company reimburses travel expenses to attend Board and Committee meetings.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that Company stockholders be permitted an opportunity to vote on a Resolution to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is commonly referred to as a “say on pay” vote.

The Company’s guiding philosophy for compensation is to establish a compensation program that will attract, motivate and retain quality executive leadership who will achieve competitively superior corporate performance and create stockholder value. The Committee bases its compensation decisions on the following core principles: (1) pay is to be performance based; and (2) compensation opportunities must be competitive, to retain key management talent in an aggressive industry marketplace. Please refer to the Compensation Disclosure and Analysis section of this document for an overview of the compensation provided to the Company’s named executive officers.

The Board of Directors is asking Stockholders to vote “FOR” the following resolution with respect to the compensation of the Company’s named executive officers:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The stockholder vote is advisory and is not binding on the Company regarding current or future executive compensation decisions, including those involving the named executive officers. The Compensation Committee and Board of Directors, however, value the opinions of the Company’s stockholders and will consider the outcome of the stockholders’ vote on the above resolution when considering future executive compensation decisions.

Board Recommendation

The Board of Directors recommends a vote FOR the above advisory resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ADVISORY VOTE ON THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that Company stockholders may vote, on an advisory or non-binding basis, on how frequently the Company will provide stockholders the opportunity to vote on the advisory resolution approving the compensation of the Company’s named executive officers (the “say on pay” vote). By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every three years, every two years, or every year.

The Board of Directors recommends that stockholders vote “3 YEARS” as the frequency for “say on pay” votes for the Company. The Board believes a three year frequency is the best choice for the Company for a number of reasons, including the following:

(1)	This frequency encourages stockholders to evaluate company performance and compensation on a multi-year basis, allowing stockholders to better consider longer term objectives and developments.

(2)

This frequency provides the Compensation Committee with adequate time to thoughtfully consider the results of the “say on pay” vote and, as necessary, respond to stockholder sentiment in an appropriate and studied manner.

As with the “say on pay” vote, the vote on frequency is advisory and is not binding on the Company. The Board of Directors and the Compensation Committee may determine that it is in the best interest of the Company to hold the “say on pay” vote more or less frequently than the frequency chosen by largest number of stockholders. However, the Compensation Committee expects to take into account the outcome of this vote when considering the frequency of future “say on pay” votes.

Board Recommendation

The Board of Directors recommends that stockholder’s select “3 YEARS” for the frequency of advisory votes on a resolution approving named executive officer compensation.

RISK MANAGEMENT

Board Oversight of Risk

In order to better manage operations of the Company on a regular basis, the Board has created an Executive Committee. The Executive Committee is comprised of six directors, three of whom are currently executive officers of the Company, one of whom retired as an executive officer of the Company on October 31, 2010, and two of whom are independent directors. The Committee is authorized to exercise all authority of the Board related to management, general control, and supervision of the business of the Company. This authority includes the oversight of operational risk related to the Company’s business, risks associated with the Company’s investment decisions, and underwriting risk associated with insurance products offered by the Company and its subsidiaries. The Executive Committee meets regularly during the course of the year, and met twelve times in 2010. This Committee is well-positioned to understand daily events and circumstances impacting the Company’s operations, Company policies and procedures that address and mitigate risks associated with the Company’s business, and to advise the full Board on an ongoing basis regarding operational, investment, and underwriting risks faced by the Company.

In addition, the Company has a Risk Oversight Committee whose members include the Senior Officers of the Company and the Internal Auditor. The Risk Oversight Committee reports at least quarterly to the full Board and to the Board’s Audit Committee. The Committee’s purpose is set out in the Risk Oversight Policy that supports a strong risk management culture and informed executive team and Board of Directors.

Risk Related to Compensation Policies and Practices

The Registrant sells life insurance and annuity contracts to the public. Like other companies in this industry, the compensation policies and practices of the Registrant create an incentive for employees and sales personnel to take risks in order to grow the Company’s business.

The design philosophy of the compensation system for all employees is similar to the Compensation Philosophy discussed for executive officers earlier in this document. The Company’s guiding philosophy is to establish a compensation program that will enable the attraction, motivation and retention of employees at all levels. The compensation program is designed to be competitive with other comparable employers.

The compensation system is structured so that only two areas have a compensation structure that significantly varies from the remainder of the Company. The Company also has two areas that carry a significant portion of the Company’s risk profile.

The two areas within the Company that have unique compensation structures are the insurance agency force plus sales management and the group sales department.

The Registrant distributes its products through insurance agents who are independent contractors. These agents are paid solely on a commission basis. These agents are supervised by regional sales management personnel who receive a base salary plus a bonus based on sales performance of their respective regions. These individuals report to the Senior Vice President, Sales and Marketing. For its group insurance business, the Company utilizes independent insurance agents paid on a commission only basis and internal sales management who receive a base salary plus a bonus based on sales in their area. These individuals report to the Vice President, Group.

The commissions paid on all Company products are designed by the actuarial department based on an analysis of a multitude of risk factors associated with the sale of the product. The actuarial department will evaluate and measure mortality risk, marketplace risk, financial risk, operational risk, political risk, and other measurable risks that could impact the profitability and performance of the products offered by the Company.

After measuring these risks, and considering values needed to provide long term value to customers and corporate profitability, the actuarial department will set commission rates for each product. Commission rates are set as a percentage of premium for each product and are developed using regulatory guidelines from the states. The Company monitors the performance of each product. The Company also files quarterly financial reports analyzing overall financial performance and performance by product type in each state in which it does business. In the event that the commission rates are excessive, the Company will adjust rates downwards. In the event they are too low, the Company will raise the rates.

The two areas bearing significant portions of the Company’s risk profile are the actuarial department, reporting to the Senior Vice President and Actuary, and the investment management departments reporting to the Principal Financial Officer. The employees in both groups are salaried employees, with no specific bonus related to the performance of the risks they manage. Many of these employees are eligible to participate in the Annual Incentive Plan (“AIP”) for the Company detailed earlier in this document. The AIP is designed so that no award is available unless the Company meets an earnings trigger. Additionally, the AIP sets goals for growth balanced by quantifiable and measurable goals for increasing operating earnings and controlling expenses. The Compensation Committee actively reviews and approves each year’s goals and reviews performance against those established goals.

As noted above, the Registrant also has a Risk Oversight Committee that evaluates all risk, including risks related to compensation practices and policies.

PERFORMANCE COMPARISON

The following graph provides a comparison of the cumulative total return on Kansas City Life’s common stock over the last five fiscal years to the S&P 500 Index (“S&P 500”) and to a peer comparison group (“Peer Group”). The graph assumes that $100 was invested on December 31, 2005, and that all dividends were reinvested on the last day of each quarter. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of 5 Year Cumulative Total Return

Among Kansas City Life, the S&P 500 and a Peer Group

	2005	2006	2007	2008	2009	2010
Kansas City Life	$100.00	$102.32	$95.26	$97.04	$68.98	$79.27
S&P 500	$100.00	$115.76	$122.11	$77.00	$97.31	$111.95
Peer Group	$100.00	$114.40	$121.55	$93.29	$87.24	$107.52

The Peer Group index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are the same as those companies used in the compensation comparator group identified in the Compensation Disclosure and Analysis. The companies included in the Peer Group index are shown in the following table.

American Equity Investment Life Holding Co.	Presidential Life Corporation
Delphi Financial Group, Inc.	Protective Life Corporation
FBL Financial Group, Inc.	StanCorp Financial Group, Inc.
Harleysville Group Inc.	Torchmark Corporation
Horace Mann Educators Corp.	United Fire and Casualty Company
National Western Life Insurance Co.	Unitrin, Inc.
Phoenix Companies, Inc., The	Universal American Corp.

The Peer Group index has changed during the five-year period. Both Amerus Group Co. and Jefferson-Pilot Corp. were removed from the Peer Group index in 2006 due to their having been acquired. Great American

Financial Resources, Inc. was removed in 2007 and Nationwide Financial Services, Inc. was removed in 2009 due to being fully acquired. The chart above only includes the data from the current peer group member companies listed above.

The disclosure set forth above under the caption “Performance Comparison” shall not be deemed to be soliciting material and is not incorporated by reference into any of our prior filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, that incorporated future filings or portions thereof, including this Proxy Statement or the “Executive Compensation” section of this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to the oversight and determination of executive compensation by reviewing and recommending salary and other compensation for executive officers including the Company’s Long-Term Incentive Plan and Annual Incentive Plan. It also reviews and recommends director compensation to the Board.

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis with Management and its compensation consultants and based on the review, has recommended to the Board that it be included in the Annual Report on Form 10-K for the year ended December 31, 2010 and, as applicable, for the Company’s Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Daryl D. Jensen, Compensation Committee Chair
William R. Blessing, Committee Member
Michael Braude, Committee Member

AUDIT COMMITTEE REPORT

During fiscal year 2010, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Audit Committee charter adopted by the Board of Directors complies with all applicable provisions of the NASDAQ Capital Market listing standards. Each of the members of the Audit Committee meets the independence and experience requirements of the NASDAQ Capital Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2010, the Audit Committee met five times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Accounting Officer, the Chief Financial Officer and the Independent Registered Public Accounting Firm (Auditors) prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Auditors the written disclosures and the letter describing all relationships between the Auditors and the Company that might bear on the Auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the Auditors’ independence. The Audit Committee also discussed with Management, the internal auditors and the Auditors, with and without Management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the Auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, (“Communication with Audit Committees”) and discussed and reviewed the results of the Auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services provided by the Auditors.

The Audit Committee reviewed and discussed the audited financial statements for the Company as of and for the fiscal year ended December 31, 2010, with Management and the Auditors. Management has the responsibility for the preparation of the Company’s financial statements and the Auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussion with Management and the Auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

After reviewing the services provided by the Auditors, the Audit Committee, in accordance with its charter, authorized the appointment of KPMG as Auditors for 2011.

AUDIT COMMITTEE
Cecil R. Miller, Audit Committee Chair
Daryl D. Jensen, Committee Member
Bradford T. Nordholm, Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The Company’s Audit Committee has engaged KPMG LLP as its independent registered public accounting firm. The Audit Committee regularly reviews and determines whether any non-audit services provided by KPMG LLP potentially affects their independence with respect to the Company. The Audit Committee’s policy is to pre-approve all audit services and permissible non-audit services provided by KPMG LLP. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. Specific members of Management are authorized to approve audit services of up to $10,000 with ratification by the Audit Committee at the next scheduled meeting of the Audit Committee. Also, the Audit Committee may pre-approve additional services or specific engagements on a case-by-case basis.

A representative of KPMG LLP will be present at the meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

The following table sets forth the aggregate fees, in thousands, billed by KPMG LLP with respect to audit and non-audit services for the Company for the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees (1)	$834	$867
Audit-Related Fees (2)	30	59
Tax Fees (3)	11	—
All Other Fees	—	—

	$875	$926

(1)

Includes fees for professional services rendered in the integrated audit of the Company’s consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, separate audits of the statutory financial statements of the Company and its insurance company subsidiaries, separate audits of certain non-insurance subsidiaries, and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the applicable periods.

(2)

Includes fees for professional services related to the audit of the Company’s benefit plans. For 2009, also includes fees in 2009 for professional services rendered for the review of Form S-8 and Form S-3 registration statements.

(3)	Includes fees in 2010 for professional services rendered for tax-related services. There were no tax fees paid in 2009.

OTHER MATTERS

The only business which Management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

COSTS OF SOLICITATION

We normally pay for preparing, printing and mailing this Proxy Statement. We have engaged Broadridge, Inc. to help us solicit proxies from stockholders for an estimated fee of $9,000.00.

PROXY

KANSAS CITY LIFE INSURANCE COMPANY

3520 Broadway * Kansas City, Missouri * 64111-2565

ANNUAL MEETING OF STOCKHOLDERS - APRIL 21, 2011

CUSIP NO. 484836-10-1

Please sign, date and mail your proxy card promptly in the enclosed envelope.

No postage will be necessary if mailed in the United States.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS OF KANSAS CITY LIFE INSURANCE COMPANY

I hereby make, constitute and appoint R. Philip Bixby and A. Craig Mason, Jr. , jointly and severally, proxies for the undersigned to vote all the shares which I am entitled to vote at the Annual Meeting of stockholders of Kansas City Life Insurance Company to be held at the Company, 3520 Broadway, Kansas City, Missouri, at 9:00 a.m. on April 21, 2011, and direct said proxies to vote as follows:

The Board of Directors recommends a vote For all of the nominees for Director;

a vote For proposal 2; and “3 years” on proposal 3.

1) ELECTION OF DIRECTORS:

FOR all nominees listed below (except	WITHHOLD AUTHORITY to vote
as marked to the contrary below)* ☐	for all nominees listed below ☐

(* To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below)

Walter E. Bixby	Kevin G. Barth	James T. Carr

Nancy Bixby Hudson	William A. Schalekamp

2) Advisory vote on resolution on executive compensation resolution:	☐ For	☐ Against	☐ Abstain

3) Advisory vote on the frequency of future advisory votes on executive compensation:	☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ Abstain

4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

When properly executed and received in time, this Proxy will be voted as directed by the stockholder, HOWEVER, IF NO SUCH CHOICE IS SO INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES PROPOSED BY THE BOARD AS LISTED ABOVE.

Dated , 2011
Stockholder

This Proxy should be executed by and in the name of the stockholder exactly as such name appears on the stock certificate. If executed by a corporation, the proxy should be signed by an authorized officer, indicating their title. If executed by an executor, administrator, trustee or other fiduciary, the title of such fiduciary should be shown. Any person named as proxy must be a stockholder of the Company.